Exhibit 10.5
HAWKEYE360, INC.
_______, 2026
Todd Probert
Via Email
Re: Confirmatory Offer Letter
Dear Todd,
You are currently employed by Hawkeye 360, Inc. (the “Company” or “Hawkeye”) as Chief Operating Officer. As discussed, this confirmatory offer letter (this “Agreement”) confirms the existing terms and conditions of your employment in that role and establishes your eligibility for severance benefits and is intended to replace and supersede any previously executed agreement covering the subject matter herein, including but not limited to your offer letter dated February 3, 2025 (if any, the “Prior Agreement”). This Agreement will be contingent upon the execution of the underwriting agreement between the Company and the underwriter(s) managing the initial public offering of the Company’s common stock, pursuant to which the common stock is priced for the initial public offering (the “IPO”), and will be effective upon the pricing of the IPO (the “Effective Date”).
1.Position. You will continue to serve in a full-time capacity, reporting to the Company’s Chief Executive Officer (the “CEO”). You will continue to work from your primary work location as of the date of this Agreement, with business travel as reasonably requested by the Company. The Company may change your position, duties, and work location from time to time in its discretion.
2.Cash Compensation and Benefits.
As of the Effective Date, your salary will be increased to the rate of USD $650,000 on an annualized basis (“Base Salary”), which will be paid in accordance with the Company's normal payroll procedures and subject to applicable payroll withholdings and deductions. Your Base Salary is subject to review and adjustment by the Company in its sole discretion.
As of the Effective Date, you will be eligible to earn an annual discretionary bonus (the “Annual Bonus”) with a target of fifty (50%) of your base salary (the “Target Amount”). The amount of this Annual Bonus, if any, will be determined in the sole discretion of the Board and will be based on the Board’s assessment of the achievement of management and Board-approved corporate and personal performance objectives (“MBOs”) for the applicable calendar year, as well as any other criteria the Board deems relevant. The Annual Bonus may be more or less than the Target Amount and may be zero. Except as otherwise explicitly set forth in the Severance Plan (as defined below), you must be employed by the Company on the Annual Bonus payment date in order to earn the Annual Bonus and no pro-rated amount will be paid if your employment terminates for any reason prior to such payment date.
You will also continue to be eligible to earn commissions tied to achievement of revenue goals pursuant to your applicable commission and incentive plan (the “Commission Plan”). The details of your eligibility for commissions, including but not limited to payment timing, conditions for earning commissions, and treatment of commissions upon termination of employment may vary from year to year and will be detailed in the Commission Plan and any corresponding addendum provided by the Company.
For avoidance of doubt, the Company anticipates that as of the Effective Date your target total cash compensation, inclusive of your Base Salary, Annual Bonus, and commissions, will be $1,300,000 on an annualized basis.
As a full-time, regular employee of Hawkeye, you will remain eligible for Company benefits in accordance with the Company’s applicable benefit plans and policies for similarly-situated employees, subject to plan terms, generally-applicable Company policies, and any applicable waiting periods.
3.Equity. You have previously been granted one or more equity awards by the Company, which shall continue to be governed in all respects by the terms of the applicable equity agreements, grant notices, and equity plans, subject to terms of the Severance Plan.
4.Company Policies. You will continue to be expected to abide by Company policies and procedures, as in effect from time to time.
5.Outside Activities. You will not, while employed by the Company, undertake or engage in any other employment, occupation or business enterprise that would interfere with your responsibilities and the performance of your duties hereunder, except for (i) reasonable time devoted to volunteer services for or on behalf of such religious, educational, non-profit and/or other charitable organization as you may wish to serve, (ii) reasonable time devoted to activities in the non-profit and business communities consistent with your duties, and (iii) such other activities as may be specifically approved in writing by the Board. This restriction shall not, however, preclude you (a) from owning less than one percent (1%) of the total outstanding shares of a publicly-traded company, or (b) from employment or service in any capacity with any affiliates of the Company.
6.Confidential Information Agreement. As a condition of continued employment under the terms of this Agreement, you are required to timely execute and comply with the enclosed Employee Confidential Information and Inventions Assignment Agreement, which will supersede and replace any previously executed agreement concerning the subject matter therein (the “Confidential Information Agreement”).
7.At-Will Employment. Your employment with the Company is for no specified period and constitutes at-will employment. Accordingly, you may terminate your employment with the Company at any time simply by notifying the Company, and the Company may terminate your employment at any time for any reason, with or without advance notice.
8.Severance. As of the Effective Date, you will be eligible to participate in the Hawkeye 360, Inc. Severance Plan (the “Severance Plan”), which has been designed to enhance your severance eligibility, including severance eligiblity set forth in your Prior Agreement (if any). In order to participate in the Severance Plan, you will be required to timely execute and return to the Company this Agreement, the Confidential Information Agreement, and the enclosed Participation Agreement hereto.
9.No Prior Conflicts and Duty of Loyalty. You confirm that you are able to carry out your duties without breaching any legal restrictions imposed by a current or former employer or other third party to whom you have contractual obligations. You also agree that, during the term of your continued employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with the performance of your duties hereunder or present a conflict of interest with the Company.
10.Arbitration. To aid the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, and in exchange for the mutual promises contained in this offer letter, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, your employment with the Company, or the termination of your employment, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by JAMS, Inc. (“JAMS”) or its successor, under JAMS’ then applicable rules and procedures appropriate to the relief being sought (available upon request and also currently available at the following web address: (i) https://www.jamsadr.com/rules-employment-arbitration/) and (ii) https://www.jamsadr.com/rules-comprehensive-arbitration/) at a location closest to where you last worked for the Company or another mutually agreeable location. Notwithstanding the foregoing, if JAMS is unavailable due to location or otherwise, or if the parties mutually agree, then the arbitration shall be conducted by the American Arbitration Association (“AAA”) or its successor, under AAA’s then applicable rules and procedures appropriate to the relief being sought (available upon request and also currently available at the following web address: https://www.adr.org/sites/default/files/EmploymentRules-Web.pdf), at a location closest to where you last worked for the Company or another mutually agreeable location. You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge. The Federal Arbitration Act, 9 U.S.C. § 1 et seq., will, to the fullest extent permitted by law, govern the interpretation and enforcement of this arbitration agreement and any arbitration proceedings. This provision shall not be mandatory for any claim or cause of action to the extent applicable law prohibits subjecting such claim or cause of action to mandatory arbitration and such applicable law is not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”), such as non-individual claims that cannot be waived under applicable law, claims or causes of action alleging sexual harassment or a nonconsensual sexual act or sexual contact, or unemployment or workers’ compensation claims brought before the applicable state governmental agency. In the event you or the Company intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be filed with a court, while any other claims will remain subject to mandatory arbitration. Nothing herein prevents you from filing and pursuing proceedings before a federal or state governmental agency, although if you choose to pursue a claim following the exhaustion of any applicable administrative remedies, that claim would be subject to this provision. In addition, with the exception of Excluded Claims arising out of 9 U.S.C. § 401 et seq., all claims, disputes, or causes of action under this section, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class, representative, or collective proceeding, nor joined or consolidated with the claims of any other person or entity. You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive all rights to have any dispute be brought, heard, administered, resolved, or arbitrated on a class, representative, or collective action basis. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. If a court finds, by means of a final decision, not subject to any further appeal or recourse, that the preceding sentences regarding class, representative, or collective claims or proceedings violate applicable law or are otherwise found unenforceable as to a particular claim or request for relief, the parties agree that any such claim(s) or request(s) for relief be severed from the arbitration and may proceed in a court of law rather than by arbitration. All other claims or requests for relief shall be arbitrated. You will have the right to be represented by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration and procedural questions which grow out of the dispute and bear on the final disposition are matters for the arbitrator to decide, provided however, that if required by applicable law, a court and not the arbitrator may determine the enforceability of this paragraph with respect to Excluded Claims. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that you or the Company would be entitled to seek in a court of law. You and the Company shall equally share all arbitration administrative fees, or such fees shall be paid in such other manner to the extent required by, and in accordance with, applicable law or rules to effectuate your and the Company’s agreement to arbitrate. To the extent the arbitration service does not collect or you otherwise do not pay an equal share of all arbitration administrative fees, and the Company pays your share, you acknowledge and agree that the Company shall be entitled to recover from you in a federal or state court of competent jurisdiction half of the arbitration fees invoiced to the parties (less any amounts you paid to the arbitration service). Each party is responsible for its own attorneys’ fees, except as may be expressly set forth in your Confidential Information Agreement or as otherwise provided under applicable law. Nothing in this Agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.
You acknowledge and agree that upon your execution of this Agreement, you will no longer be eligible for, nor entitled to, any compensation or benefits (including without limitation, any severance or change in control benefits) under any prior employment terms, offer letter or employment agreement you may have entered into or discussed with the Company, including but not limited to your Prior Agreement. This Agreement, together with your Confidential Information Agreement, equity agreements, the Severance Plan and other agreements referenced herein, forms the complete and exclusive agreement regarding the subject matter hereof. It supersedes any other representations, promises, or agreements, whether written or oral, including the Prior Agreement. Modifications or amendments to this Agreement, other than those changes expressly reserved to the Company’s discretion herein, must be made in a written agreement signed by you and an officer of the Company (other than you).
If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This letter may be delivered and executed via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and shall be deemed to have been duly and validly delivered and executed and be valid and effective for all purposes.
Please sign below and return this letter to me no later than _______, 2026 to indicate your agreement with its terms.

Very truly yours,

By:
John Serafini
CEO
Hawkeye 360, Inc.
I have read and accept these terms of employment.

Todd Probert	DATE